Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations and the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2014 and for the fiscal year ended December 31, 2014 and the notes thereto of Builders FirstSource, Inc. (the “Company”) (“Unaudited Pro Forma Condensed Combined Financial Information”) have been derived by the application of pro forma adjustments based upon the historical financial statements of the Company and ProBuild Holdings, Inc. (“PBHI”), after giving effect to the ProBuild Acquisition, ABL Facility, First Lien Term Loan Facility, the Senior Unsecured Notes (and the Senior Unsecured Bridge Facility if drawn in lieu of the issuance of Unsecured Notes) (each as defined below), and issuance of the Company’s common stock (collectively, the “Transactions”) and related adjustments described in the following notes, and are intended to reflect the impact of the Transactions on the Company on a pro forma basis.

The final terms of the Transactions will be subject to market conditions and may change materially from the assumptions described in the following Unaudited Pro Forma Condensed Combined Financial Information. Changes in assumptions described below with respect to the ABL Facility, First Lien Term Loan Facility, the Senior Unsecured Notes, and the issuance of common stock in connection with the ProBuild Acquisition financing would result in changes to various components of the Unaudited Pro Forma Condensed Combined Balance Sheet, including long-term debt and stockholders’ equity, and various components of the Unaudited Pro Forma Condensed Combined Statement of Operations, including interest expense and earnings per share. Depending upon the nature of the changes, the impact on the Unaudited Pro Forma Condensed Combined Financial Information could be material.

The final purchase price allocation for the Transactions will be performed after the closing of the ProBuild Acquisition and will depend on final asset and liability valuations, which may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that exist as of the closing of the ProBuild Acquisition. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed, and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Combined Statement of Operations, expected to have a continuing impact on the combined results. The differences between the actual valuations and the current estimated valuations used in preparing the Unaudited Pro Forma Condensed Combined Financial Information may be material and will be reflected in the Company’s future balance sheets and may affect amounts, including depreciation and amortization expense, which the Company will recognize in its statement of operations following the acquisition. The Unaudited Pro Forma Condensed Combined Financial Information is not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any operating efficiencies and cost savings that the Company may achieve with respect to combining the companies or costs to integrate the business. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The Unaudited Pro Forma Condensed Combined Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with the Company’s historical financial statements and related notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and PBHI’s audited historical combined financial statements and notes thereto (which are available as Exhibit 99.1 to the Current Report on Form 8-K of which this financial information forms an exhibit). The audited combined financial statements reflect all of the operations of ProBuild Holdings LLC, the business to be acquired. Net liabilities, included in the audited combined financial statements of PBHI, not assumed in the ProBuild Acquisition are approximately $648.4 million as described in note 6(g).

The following Unaudited Pro Forma Condensed Combined Financial Information was prepared using the acquisition method of accounting for business combinations under the guidance in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the Transactions as if they had been consummated on December 31, 2014 and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by management in accordance with the acquisition agreement dated April 13, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 combines the Company’s historical results for the year ended December 31, 2014 with PBHI’s historical results for the year ended December 31, 2014. The Unaudited Pro Forma Condensed Combined Statement of Operations gives effect to the Transactions as if they had been consummated on January 1, 2014.

The Unaudited Pro Forma Condensed Combined Financial Information has been compiled in a manner consistent with the accounting policies adopted by the Company. These accounting policies are similar in most material respects to those of PBHI. Following the ProBuild Acquisition, the Company will perform a more detailed review of PBHI’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Builders FirstSource, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

	Historical
(in thousands other than per share amounts)	Builders FirstSource	ProBuild Holdings, Inc.	Presentation Reclassification	Pro Forma Adjustments	Note Ref	Pro Forma Combined Company
Net Sales	$1,604,096	$4,478,723	$—	$—		$6,082,819
Cost of Sales	1,247,099	3,323,726	35,900	(4,460)	4(d), 5(a)	4,602,265

Gross margin	356,997	1,154,997	(35,900)	4,460		1,480,554

Operating Expenses
Selling, general and administrative expenses	306,508	1,084,052	(47,072)	36,144	4(d), 4(e), 5(b)	1,379,632
Facility closure costs	471	—	11,172	—	4(e)	11,643

Total operating expenses	306,979	1,084,052	(35,900)	36,144		1,391,275

Income (loss) from operations	50,018	70,945	—	(31,684)		89,279

Interest expense	(30,349)	(54,728)	—	(76,250)	5(c)	(161,327)
Interest income	—	3,271	—	—		3,271
Other income	—	6,318	—	—		6,318

Income (loss) from continuing operations before income tax	19,669	25,806	—	(107,934)		(62,459)

Income tax (expense) benefit	(1,111)	(596)	—	—	5(d)	(1,707)

Income (loss) from continuing operations	18,558	25,210	—	(107,934)		(64,166)

Loss from discontinued operations	(408)	—	—	—		(408)

Net income (loss)	$18,150	$25,210	$—	$(107,934)		$(64,574)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.19					$(0.61)
Loss from discontinued operations	—					—

Net income (loss)	$0.19					$(0.61)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.18					$(0.61)
Loss from discontinued operations	—					—

Net income (loss)	$0.18					$(0.61)

Weighted average common shares outstanding
Basic	98,050			7,734	5(e)	105,784

Diluted	100,522			5,711	5(e)	106,233

Builders FirstSource, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

	Historical
(in thousands)	Builders FirstSource	ProBuild Holdings, Inc.	Presentation Reclassification	Pro Forma Adjustments	Note Ref	Pro Forma Combined Company
Assets
Current assets:
Cash	$17,773	$9,385	$—	$121,765	6(a), 6(g)	$148,923
Accounts receivable, net	148,352	410,923	32,906	—	4(a)	592,181
Nontrade receivables	—	39,178	(39,178)	—	4(a), 4(b)	—
Inventories	138,156	317,476	—	87,324	6(b), 6(c)	542,956
Other current assets	27,259	14,222	6,272	3,058	4(b), 6(d), 6(g)	50,811

Total current assets	331,540	791,184	—	212,147		1,334,871
Net Property and Equipment	75,679	574,036	—	114,764	6(c)	764,479
Other Assets
Goodwill	139,774	1,026,159	—	(820,211)	6(c)	345,722
Intangibles, net	17,228	4,649	—	517,651	6(c)	539,528
Assets held for sale	—	9,683	—	—		9,683
Other assets, net	18,844	3,735	—	42,711	6(d), 6(g)	65,290

Total Other Assets	175,846	1,044,226	—	(259,849)		960,223

Total Assets	$583,065	$2,409,446	$—	$67,062		$3,059,573

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75,868	$234,190	$54,517	$—	4(c)	$364,575
Checks outstanding	—	54,517	(54,517)	—	4(c)	—
Accrued liabilities	66,225	247,929	—	(10,778)	6(c), 6(g)	303,376
Current maturities of long-term debt and lease obligations	30,074	6,109	—	(24,500)	6(d)	11,683
Deferred income taxes	—	4,507	—	(4,507)	6(g)	—

Total current liabilities	172,167	547,252	—	(39,785)		679,634
Long term debt, net of current maturities	353,830	1,281,305	—	596,068	6(d)	2,231,203
Deferred income taxes	6,441	4,220	—	(4,220)	6(g)	6,441
Other long term liabilities	10,427	16,865	—	(197)	6(c)	27,095

Total Liabilities	542,865	1,849,642	—	551,866		2,944,373
Stockholders’ Equity
Common Stock	982	5	—	(5)	6(e)	982
Additional paid in capital	380,091	869,218	—	(769,218)	6(e)	480,091
Retained deficit	(340,873)	(810,583)	—	785,583	6(f)	(365,873)
Noncontrolling interest	—	501,164	—	(501,164)	6(f)	—

Total Stockholders’ Equity	40,200	559,804	—	(484,804)		115,200

Total Liabilities and Stockholders’ Equity	$583,065	$2,409,446	$—	$67,062		$3,059,573

1.	Description of Transaction

On April 13, 2015, the Company entered into a Securities Purchase Agreement (the “Agreement”) with ProBuild Holdings LLC, and the holders of securities of ProBuild named as parties thereto (collectively, the “Sellers”). Pursuant to the Agreement, the Company will acquire all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to working capital adjustments and other adjustments (the “ProBuild Acquisition”).

The Company has received a debt commitment letter from the parties thereto and certain of their respective affiliates pursuant to which they have committed to provide the Company with an $800 million senior secured asset-backed loan facility (the “ABL Facility”), a $550 million senior secured first lien term loan facility (the “First Lien Term Loan Facility”), and a $750 million senior unsecured bridge facility (the “Senior Unsecured Bridge Facility”) (with respect to which the Company may issue up to $750 million in senior unsecured notes in lieu of all or a portion thereof (the “Senior Unsecured Notes”)). Additionally, the amount of the First Lien Term Loan Facility may be increased to repay, redeem, or defease the Company’s existing senior secured notes in an amount equal to $350 million plus any applicable make-whole payments required in connection with any such repayment, redemption, or defeasance. Under certain circumstances, the increase may take the form of senior secured notes or senior unsecured notes instead of additional first lien term loans. The proceeds of the borrowings will be used on the closing date of the ProBuild Acquisition to pay a portion of the aggregate acquisition consideration, to refinance certain of the Company’s existing debt and to pay related fees and expenses.

2.	Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

3.	Accounting Policies

Following the ProBuild Acquisition, the Company will conduct a review of accounting policies of ProBuild in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the Unaudited Pro Forma Condensed Combined Financial Information. The Company has completed a preliminary review of accounting policies for purposes of the Unaudited Pro Forma Condensed Combined Financial Information. During the preparation of the Unaudited Pro Forma Condensed Combined Financial Information, the Company identified a significant difference in accounting policy in regards to accounting for inventory. The Company accounts for the cost of inventory using the weighted average method, the use of which approximates the first-in, first-out method. PBHI accounts for the cost of inventory using last-in, first-out method. An adjustment has been made in the Unaudited Pro Forma Condensed Combined Financial Information to conform PBHI’s inventory cost policy to the Company’s.

4.	Reclassifications of Historical ProBuild

Financial information in the “Historical ProBuild” column in the Unaudited Pro Forma Condensed Combined Balance Sheet represents the historical combined balance sheet of PBHI as of December 31, 2014. The audited combined financial statements of ProBuild Holdings, Inc. reflect all of the operations of the business to be acquired by the Company. Net liabilities, included in the audited combined financial statements of PBHI, not assumed in the acquisition were approximately $648.4 million as described in footnote 6(g). Financial information presented in the “Historical ProBuild” column in the Unaudited Pro Forma Condensed Combined Statement of Operations represents the historical combined statement of operations of PBHI. for the twelve months ended December 31, 2014. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of PBHI.

Reclassifications incorporated in the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2014:

	Before Reclassification	Reclassification Amount	Ref	After Reclassification
Accounts receivable, net	$410,923	$32,906	(a)	$443,829
Nontrade receivables	39,178	(39,178)	(a)(b)	—
Other current assets	14,222	6,272	(b)	20,494
Accounts payable	234,190	54,517	(c)	288,707
Checks outstanding	54,517	(54,517)	(c)	—

Reference:

(a)	Represents reclassification of $32.9 million from “Nontrade receivables” to “Accounts receivable, net.”

(b)	Represents reclassification of $6.3 million from “Nontrade receivables” to “Other current assets.”

(c)	Represents reclassification of $54.5 million of “Checks outstanding” to “Accounts payable.”

Reclassifications incorporated in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014:

	Before Reclassification	Reclassification Amount	Ref	After Reclassification
Cost of sales	$3,323,726	$35,900	(d)	$3,359,626
Selling, general and administrative expenses	1,084,052	(47,072)	(d),(e)	1,036,980
Facility closure costs	—	11,172	(e)	11,172

Reference:

(d)	Represents reclassification of $35.9 million from “Selling, general and administrative expenses” to “Costs of sales” primarily related to manufacturing overhead, including indirect labor and benefits, rent and facility costs.

(e)	Represents reclassification of $11.2 million from “Selling, general and administrative expenses” to “Facility closure costs” related to facility closures and related overhead.

5.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	Historically, PBHI reported inventory cost on a last-in, first-out basis. This adjustment conforms the inventory cost basis to first-in, first-out as a decrease to cost of sales of $6.5 million for the year ended December 31, 2014.

Adjustment also represents incremental depreciation of production-related assets of $2.0 million based on the fair value of property, plant and equipment.

(b)	In accordance with ASC 805, the purchase price of ProBuild will be allocated to the fair value of its assets and liabilities. The fair value of property, plant and equipment was approximately $688.8 million and the fair value of intangible assets was approximately $522.3 million. This adjustment increases selling, general and administrative expenses for incremental depreciation and amortization expense based on the fair value of property, plant and equipment and definite-lived intangible assets acquired by $15.0 million and $21.1 million, respectively.

	Net Property and Equipment	Intangible Assets, net
Preliminary fair value	$688,836	$522,349

Estimated pro forma depreciation and amortization	$70,400	$30,582
Portion attributable to cost of sales	(7,040)	—

Pro forma attributable to selling, general and administrative expenses	63,360	30,582
Historical depreciation and amortization	(48,313)	(9,485)

Incremental depreciation and amortization attributable to selling, general and administrative expenses	$15,047	$21,097

(c)	To consummate the ProBuild Acquisition, the Company intends to enter into a $550.0 million First Lien Term Facility and $800.0 million ABL Facility, of which, $295.0 million is expected to be drawn on the date of the ProBuild Acquisition (excluding certain adjustments which may result from changes to working capital and any additional amounts required to pay down the Company’s existing revolver), and to issue up to $750.0 million of Senior Unsecured Notes (or draw upon a $750.0 million Senior Unsecured Bridge Facility in lieu of issuing the Senior Unsecured Notes). Interest on the First Lien Term Facility and ABL Facility will be variable, while interest on the Senior Unsecured Notes will be fixed. Interest on the $750.0 million Senior Unsecured Bridge Facility, if drawn in lieu of the issuance of Senior Unsecured Notes, will be variable. Borrowings made in connection with the Transactions reflect an assumed weighted average interest rate of approximately 6.2%. The following pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations is shown below:

Year Ended December 31, 2014
Interest expense on financing incurred in connection with the Transactions at 6.2%	$102,279
Interest expense on ProBuild capital leases	21,383
Reverse interest expense recorded in ProBuild’s historical results	(54,728)
Reverse interest expense recorded in the Company’s historical results related to the existing revolver	(1,003)
Amortization of deferred financing costs and original issue discount recorded in connection with the Transactions	8,319

Total pro forma adjustment to interest expense	$76,250

The Company estimates the weighted average interest rate on the new debt incurrence to be approximately 6.2%. A hypothetical 1/8% increase or decrease in the expected weighted average interest rate on financing incurred in connection with the Transactions, including from an increase in LIBOR (excluding the impact of the LIBOR floor), would increase or decrease interest expense on the Company’s financing by approximately $2.6 million annually.

(d)	For purposes of this Unaudited Pro Forma Combined Financial Data, the United States federal statutory tax rate of 35% has been used for all periods presented and then the income tax benefit has been fully reserved given the historical operating losses of the Company. This rule does not reflect the Company’s effective tax rate, which includes other tax items, such as state taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the Company.

(e)	Basic and diluted earnings per share calculations are computed using the two-class method and are based on the Company’s historical basic and diluted weighted-average shares plus the new shares issued as part of the ProBuild Acquisition. The ProBuild Acquisition is estimated to include the issuance of $100.0 million new equity at an assumed price of $12.76 per share (which was the closing price of the Company’s common stock as of April 30, 2015), or approximately 7.8 million shares. The number of shares to be issued will vary based on a number of factors including the equity offering price. The incremental common shares used in the pro forma earnings per share calculations differ from the 7.8 million shares issued for the ProBuild Acquisition. The difference reflects the change in pro forma weighted average shares outstanding after giving effect to the pro forma net loss and the pro forma share issuance.

6.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)	Cash reflects an increase of $131.2 million according to the following acquisition sources and uses:

Sources of funds:
ABL Facility	$295,000
First Lien Term Loan Facility	550,000
Senior Unsecured Notes	750,000
New Common Equity	100,000

Total sources of funds	$1,695,000

Use of funds:
Cash paid to Sellers at closing	$1,103,800
Paydown of ProBuild historical debt	342,432
Paydown of other ProBuild liabilities	4,868
Paydown of the Company’s existing revolver	30,000
Transaction costs	25,000
New debt issuance costs and original issuance discount	57,750
Excess cash	131,150

Total use of funds	$1,695,000

(b)	Reflects the increase to inventory of $52.2 million to align ProBuild’s last-in, first-out inventory cost method to the Company’s first-in, first-out inventory cost method.

(c)	The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation by management of the ProBuild purchase price to identifiable tangible and intangible net assets acquired and the excess purchase price to goodwill.

Under the acquisition method of accounting, the total estimated purchase price is allocated to ProBuild’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition.

Below is a preliminary estimate of the purchase consideration for ProBuild, adjustment to the historical book value for net assets not acquired and the allocation of the purchase price to acquired identifiable assets and assumed liabilities.

Preliminary purchase consideration		$1,625,000
Less estimated working capital adjustment		(83,700)
Less other purchase price adjustments		(90,200)

Adjusted preliminary purchase consideration		$1,451,100
Historical book value of net assets acquired
Book value of ProBuild’s historical net assets as of December 31, 2014	$559,804
Net liabilities not assumed	648,421

Historical book value of net assets to be acquired	1,208,225
Plus inventory FIFO to LIFO adjustment	52,200
Plus paydown of ProBuild historical debt	342,432
Plus paydown of other ProBuild liabilities	4,868
Less historical goodwill	(1,026,159)
Less historical intangibles	(4,649)

Adjusted value of net assets to be acquired		576,917

Excess purchase price over net assets		874,183
Adjustments to reflect preliminary fair value of assets acquired
Write off ProBuild deferred financing costs	(3,953)
Inventories	35,124
Property, plant & equipment	114,764
Other intangibles, net—definite lived	522,300
Preliminary fair value adjustments		668,235

Estimated goodwill		$205,948

Historical goodwill		$(1,026,159)
Estimated goodwill		205,948

Pro forma goodwill adjustment		$(820,211)

The purchase price allocation for the ProBuild Acquisition includes values assigned to certain specific identifiable intangible assets aggregating approximately $522.3 million. The trade name related intangible assets are valued at $254.3 million, which was determined by estimating the present value of future royalty costs that will be avoided due to the Company’s ownership of the trade names acquired. The customer-related intangible is valued at $268.0 million, which was determined by estimating the present value of expected future net cash flows derived from such customers.

Inventories are increased to their estimated fair value, which represents an amount equivalent to estimated selling prices less distribution related costs and a normative selling profit. This inventory adjustment is expected to be fully recognized in cost of sales in the first three months after the transaction. We expect this step-up in basis and amortization of this amount to have a negative effect on gross margins until fully recognized.

Upon closing, the purchase consideration will be adjusted for working capital levels and other adjustments as stipulated in the purchase agreement.

Upon completion of the fair value assessment, the Company anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill.

(d)	The adjustments to debt are comprised of the following:

Current Portion of Long Term Debt:
Current portion of First Lien Term Loan Facility	$5,500
Paydown of existing revolver	(30,000)

Net change in current maturities of long term debt	$(24,500)

Long Term Debt:
Non-current portions of First Lien Term Loan Facility, ABL Facility and the Senior Unsecured Notes	$1,584,000
Paydown of ProBuild historical debt	(342,432)
ProBuild historical debt not assumed	(645,500)

Net change in long term debt	$596,068

Deferred financing fees of $52.3 million have been recorded, with $7.5 million classified as other current assets and $44.7 million classified as non-current assets. The proceeds from the First Lien Term Loan Facility have been reduced by a $5.5 million original issue discount, which is presented as a reduction of the outstanding balance on the First Lien Term Loan on the balance sheet.

Deferred financing fees incurred in relation to the First Lien Term Loan Facility, ABL Facility and Senior Unsecured Notes will be amortized over the contractual term of such respective facilities. Amounts related to the original issue discount will be amortized over the contractual term of the First Lien Term Loan Facility.

Deferred financing fees of $4.0 million relating to ProBuild’s previous credit facility have been eliminated from other current assets ($2.2 million) and other assets, net ($1.8 million) with a corresponding decrease to retained earnings. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Statements of Operations for these costs as they are non-recurring.

(e)	Adjustment eliminates ProBuild’s common stock and additional paid in capital of $869.2 million and reflects the issuance of new equity of $100.0 million related to the ProBuild Acquisition.

(f)	Represents the elimination of ProBuild’s retained deficit of $810.6 million and estimated transaction fees expected to be incurred related to the ProBuild Acquisition of $25.0 million. Also represents the elimination of ProBuild’s non-controlling interest of $501.2 million.

(g)	Net liabilities not assumed primarily consist of long term debt and related accrued interest, cash, income tax receivables, and deferred tax liabilities included in the following captions in the PBHI financial statements.

	Amount	Line Item Impacted
Cash	$9,385	Cash
Income tax receivable	2,319	Other current assets
Related party receivable	210	Other assets, net

Assets not acquired	11,914

Accrued interest	6,108	Accrued liabilities
Deferred taxes payable - current	4,507	Deferred income taxes
Deferred taxes payable - long term	4,220	Deferred income taxes
Long term debt	645,500	Long term debt, net of current maturities

Liabilities not assumed	660,335

Net liabilities not assumed	$(648,421)